Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”), effective date June 17, 2024, is entered into by and between ProFrac Holding Corp. (the “Company”), and Lance Turner (“Turner”). The Company and Turner may be referred to collectively herein as the “Parties.”

WHEREAS, connection with Turner’s resignation from the Company, and in order to promote a smooth and amicable transition of duties, the Company has decided to offer the separation compensation and the other consideration described herein, conditioned upon Turner’s compliance with the terms and conditions described in this Agreement.;

WHEREAS, reference is made to that certain Employment Agreement by and between the Company and Turner dated June 7, 2022 (the “Employment Agreement”);

WHEREAS, as described in more detail below, the Parties desire to, and hereby do, amend that portion of Section 4(a) of the Employment Agreement so that Turner’s resignation under these facts and pursuant to the terms of this Agreement entitle him to payment of the Severance Amount as that term is defined in the Employment Agreement; and

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Transition.

a. Resignation as CFO. Turner’s resignation from the position of Chief Financial Officer (“CFO”) and from any other positions or appointments that he may hold by or through the Company and its affiliates, including as an officer or director of the Company or any subsidiary of the Company, is effective June 17, 2024 (the “Separation Date”). Turner agrees to execute, promptly upon request by the Company or any of its affiliates, any additional documents necessary to effectuate such resignations. After the Separation Date, Turner will no longer be authorized or permitted to incur any expenses, obligations or liabilities on behalf of the Company or engage in any duties and responsibilities except with respect to the Transition Duties outlined below.

b. Transition Duties. After the Separation Date and for the time period identified in, and agreed to, in the Consulting Agreement (effective date June 18, 2024) (the “Transition Period”), Turner shall serve as a consultant pursuant to, and in accordance with, the Consulting Agreement (effective date June 18, 2024) executed in conjunction with this Agreement.

2. Consideration and Compensation. The Company agrees to pay Turner the following consideration contingent upon his execution of this Agreement, upon his execution of the Separation Date Release (as defined below), and his continued full compliance with the terms of this Agreement and any continuing obligations under the Employment Agreement:

a. Separation Payments and Benefits. Subject to the execution of this Agreement, and the execution and non-revocation of the Separation Date General Release of

Claims attached hereto as Exhibit A (the “Separation Date Release”) on or within twenty-one (21) days following the Separation Date, the Company agrees to provide Turner with the following separation payments and benefits (collectively, the “Separation Payments”):

i. Severance Amount. The Company shall pay the Severance Amount as defined and set forth in Section 4(a) of the Employment Agreement. The Parties hereby amend Section 4(a) of the Employment Agreement so as to entitle Turner to payment of the Severance Amount. Whereas the Employment Agreement provides for payment of the Severance Amount in the event of a termination of employment without Cause by the Company or resignation by the Employee for Good Reason, that provision is hereby amended to provide for payment of the Severance Amount for Turner’s resignation under the terms provide herein. The Severance Amount shall be paid in equal monthly installments over a one (1) year period beginning on the Company’s first regularly scheduled pay date that is on or after the 60th day following the Separation Date.

ii. Lump Sum Payment. The Company shall pay Turner a lump sum cash payment of $660,000 on the Company’s first regularly scheduled pay date that is on or after the 30th day following the Separation Date.

iii. Outstanding LTIP Awards. Pursuant to the terms of the Company’s 2022 Long-Term Incentive Plan (the “LTIP”) and the terms of the corresponding Restricted Stock Unit Grant Agreements subject to time-based vesting dated May 24, 2022 (representing a total award of 77,777 RSUs), March 31, 2023 (representing a total award of 47,356 RSUs), and March 28, 2024 (representing total award of 71,770 RSUs) (collectively, the “RSU Agreements”), all unvested RSUs under the RSU Agreements shall become vested on the Separation Date (the “Accelerated RSUs”). Within 30 days following the Separation Date, and subject to the terms set forth in this Section 2 (including but not limited to Turner’s execution and non-revocation of the Separation Date Release) and the RSU Agreements, the Company shall deliver to Turner the number of shares of the Company’s common stock with respect to all Accelerated RSUs. Turner and the Company further acknowledge and agree that any unvested performance-based RSUs under the March 31, 2023 and March 28, 2024 Restricted Stock Unit Grant Notices and Agreements by and between Turner and the Company shall be forfeited in their entirety in exchange for the Lump Sum Payment described in subsection (ii) above.

b. Withholding; Acknowledgment of Consideration. The payments and benefits set forth in Section 2 shall be subject to all applicable withholding and deductions as required by federal or state law. Turner acknowledges and agrees that the payments set forth in this Section 2 represent compensation or payments to which Turner would not otherwise be entitled to receive but for his execution of this Agreement (including the Release set forth in Section 3) and the Separation Date Release.

3. Full Release and Waiver.

a. Release and Waiver. For the consideration set forth in this Agreement, and for other fair and valuable consideration therefore, Turner, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its owners, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this Agreement, against the Company Entities arising out of or in any way related to Turner’s employment or termination of his employment; provided, however, that this shall not be a release of claims with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement or any award agreements under the LTIP upon termination of employment (which shall be subject to the terms of the Separation Date Release), employee benefit plans of the Company or Turner’s right to indemnification as an officer as provided in the Company’s corporate governance documents. Turner further understands that this Agreement waives all claims and rights Turner may have under certain federal, state, and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, Texas) that in any way relate to Turner’s employment or the termination of his employment.

b. Waiver under the Age Discrimination Act (“ADEA”). Turner understands that the Release under this Section 3 waives all of his claims and rights under the ADEA through the Termination Date. The waiver of Turner’s rights under the ADEA by execution of this Agreement does not extend to claims or rights that might arise after the date this Agreement is executed. For a period of seven (7) days following execution of this Agreement (including the release of claims set forth under this Section 3), Executive may revoke the terms of this Section 3 release of claims by a written document received by the Executive Chairman of the Company or other person designated by the Board of Directors of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this Agreement. The Release set forth in this Section 3 will not be effective until said revocation period has expired. Turner acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Agreement, including the Release set forth in this Section 3.

4. Non-Disparagement. Turner and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Turner and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prohibit Turner’s rights under Section 7 of the National Labor Relations Act.

5. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by Turner and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Turner may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this

Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

6. Return of Property. Within three business days following the Separation Date, unless otherwise needed as part of the Consulting Agreement, Turner agrees to return all Company property, equipment, documents and other tangible things, including keys, cell phones, pagers, corporate credit cards, and laptops or other computers, in accordance with the Company's policies and rules. Turner agrees to not destroy, alter, erase, or otherwise change any software, data, or other information belonging to the Company. Turner further agree that the Company may withhold from his Separation Payments the value of Company property, equipment and tangible things he fails to return.

7. Future Assistance. In partial consideration for receiving the compensation set forth in Section 2, Turner agrees that for the six-month period following the Separation Date, he will cooperate and make himself reasonably available to the Company in the event his assistance is needed to locate, understand, or clarify work previously performed by him or other work-related issues relating to his employment. Turner further agrees, upon the Company’s request, to cooperate, assist and make himself reasonably available to the Company or its attorneys, on an as-needed basis, to provide information related to the Company’s financial statements, as well as any lawsuits which are pending or which may arise in the future, related in any way to issues of which Turner had personal knowledge or involvement during the term of employment with the Company or any of its subsidiaries. This may include, but is not limited to, providing information to the Company’s attorneys, providing truthful and accurate sworn testimony in the form of deposition, affidavit and/or otherwise requested by the Company or providing testimony to government agencies. Given Turner’s position as an executive employee of the Company, if he is contacted by a governmental agency to provide information related to the Company, he agrees to contact the Company’s Assistant General Counsel or Chief Legal Officer prior to providing any information or response to the governmental agency in order to provide the Company with a meaningful opportunity to respond to such a request. To the extent permitted by applicable law, Turner also agrees to permit the Company’s attorneys to be present during any interview he may be required to give with any governmental entity. The Company agrees to reimburse Turner for his reasonable out-of-pocket costs and expenses incurred in connection with any such future assistance.

8. Continuation of Employment Agreement. Following the Separation Date, Turner acknowledges and agrees that any continuing obligations under the Employment Agreement, which may include, among other obligations, Turner’s consent to arbitration, shall continue in full force and effect.

9. Section 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto or disregarded to the extent such provision cannot be so administered, interpreted, or construed (collectively, “Section 409A”). Each payment under this Agreement shall be considered a separate and distinct payment. Turner shall have no right to designate the date of any payment under this Agreement. Turner will not be considered to have terminated employment with the Company and its affiliates for purposes of any payments under this Agreement which are subject to Section 409A until Turner would be considered to have incurred a “separation from service” (within the meaning of Section 409A). To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement or any other arrangement between Turner and the Company and its affiliates during the six (6) month period immediately following Turner’s separation from service will instead be paid on the first business day after the date that is six (6) months following Turner’s separation from service (or, if earlier, Turner’s date of death). Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A or any other applicable provision of federal, state, local or other tax law. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A or any other applicable provision of federal, state , local or other tax law, and neither the Company nor any of its subsidiaries or affiliates shall have any liability to Turner or any other person with respect thereto.

10. Miscellaneous.

a. Turner agrees that the Company shall have no other obligations or liabilities to him except as provided herein and in the Consulting Agreement executed herewith.

b. This Agreement shall be construed as a whole in accordance with its fair meaning and the laws of the State of Texas without regard to its principles of conflict of law.

c. Any dispute under this Agreement shall be subject to the arbitration provisions set forth in Section 8 of the Employment Agreement.

d. Except as otherwise provided for herein, this Agreement (including the Release set forth in Section 3 and the Separation Date Release) represents the entire agreement between the Company and Turner on the matters described herein and supersedes any other written or oral promises concerning the subject matter of this Agreement, and this Agreement shall not be modified unless in writing and executed by a duly authorized officer of the Company. Notwithstanding the foregoing, Nothing in this Agreement extinguishes Turner’s post-employment obligations regarding protection of Company confidential information or any post-employment non-solicitation or nondisclosure obligations.

e. The provisions of this Agreement are severable, and if any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

f. TURNER ACKNOWLEDGES THAT HE VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH A FULL AND COMPLETE UNDERSTANDING OF ITS TERMS AND LEGAL EFFECT. TURNER REPRESENTS THAT HE WAS ADVISED TO CONSULT WITH AN ATTORNEY ABOUT THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING BELOW.

g. Turner further represents that by entering into this Agreement, Turner is not relying on any statements or representations made by the Company, its officers, directors, agents, or employees, which are not specifically incorporated in this Agreement; rather, Turner is relying upon Turner’s own judgment and the advice of Turner’s attorney, if applicable.

h. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Turner expressly consents to the Company’s right to assign this agreement. This Agreement cannot be assigned by Turner.

i. This Agreement may be signed in counterparts or transmitted by electronic means, but shall be considered duly executed if so signed by the parties.

j. No uncertainty or ambiguity herein shall be construed by one party against the other party, whether under any rule of construction or otherwise. This Agreement has been reviewed by the Company and Turner and shall be construed and interpreted as if drafted jointly by the parties and according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of the Company Turner.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates indicated below.

LANCE TURNER Signature: /s/ Lance Turner Date: May 30, 2024	PROFRAC HOLDING CORP. Signature: /s/ Matthew D. Wilks By: Matthew D. Wilks Title: Executive Chairman Date: May 30, 2024

EXHIBIT A

SEPARATION DATE GENERAL RELEASE OF CLAIMS

(Not to be signed prior to the Separation Date as set forth in the Separation Agreement (defined below))

In exchange for the Separation Payments and other consideration provided to me by the Company and as required by my Employment Agreement and the Transition and Separation Agreement dated ________________, 2024 (the “Separation Agreement”), I hereby provide the following Separation Date General Release of Claims (this “Release Agreement”). Unless otherwise set forth herein, defined terms shall have the meaning as provided in the Separation Agreement. This Release Agreement is legally binding. You are hereby advised to consult with an attorney before signing it. If you wish to enter into this Release Agreement, you must sign the signature line and initial each page in the space provided (provided that you do not revoke acceptance during the revocation period described below).

1. General Release. In consideration for the Separation Payments set forth in Section 2 of the Separation Agreement, you knowingly and voluntarily agree to waive and release the Company, its parents, affiliates and/or subsidiaries, and their respective current and former officers, managers, directors, members, employees, representatives and agents, including their successors and assigns (collectively the "Releasees"), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) your employment; (ii) the Releasees' refusal or failure to continue your employment; (iii) the termination of the Employment Agreement; or (iv) the separation of your employment, including, but not limited to, claims for compensation, commissions, bonuses, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation, or ordinance relating to employment, employment discrimination or retaliation, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act, as amended, 29 U.S.C. § l 000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; Chapter 21 of the Texas Labor Code, or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by federal, state, local, or other jurisdiction or political subdivision.

2. Waiver of Claims. You understand and agree that by signing this Release Agreement, you, on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any, agree to give up any right or entitlement you may have under the Employment Agreement, any equity incentive award agreement by and between you and the Company pursuant to the LTIP, any other agreement by and between you and the Company, or federal, state, or local law against the Releasees, concerning any events related to your employment or termination, the Company's failure to continue your employment, or any rights you may have otherwise had under the Employment Agreement. This Release Agreement extinguishes any potential monetary recovery from employment discrimination claims you may have relating to your employment with the Company and the Company's termination of your employment existing on the date you sign this Release Agreement. You further represent and warrant that you have not assigned to any third party any claim involving the Releasees or authorized any third party to assert on your behalf any claim against the Releasees. If a third party asserts a claim against the Releasees on your behalf or includes you as a class member in any class action involving any claim, you agree to not accept any benefits or damages relating or arising out of such claim. Nothing in this Release Agreement will prevent you from initiating or participating in any state or federal agency administrative proceeding including proceedings before the Equal Employment Opportunity Commission or from testifying at an administrative hearing; deposition, or in court in response to a lawful subpoena,

3. Employment References. If a prospective employer contacts the Company to obtain your employment information or a recommendation, the Company will provide only your employment dates and job title.

4. Confidentiality. The terms of this Release Agreement shall be treated as strictly confidential. You shall not disclose the terms to anyone other than your spouse, attorney, accountant or tax advisor, without the Company's prior written approval, except as may be required by law and/or court order. If you receive a request pursuant to applicable law to disclose the existence or terms of this Release Agreement, you shall promptly notify the Company (such notice to be via email to legal@profrac.com) prior to disclosure to enable it to seek a protective order or other appropriate remedy. You agree to notify your spouse, attorney, accountant and tax advisor of the confidential nature of this Release Agreement.

5. Knowing and Voluntary Agreement. You are advised in writing to consult with an attorney before executing this Release Agreement. You acknowledge and agree that: (i) after you received a copy of this Release Agreement in writing you had adequate opportunity to review this Release Agreement; (ii) you have been advised to consult an attorney before signing it; and (iii) you enter into the Agreement knowingly, voluntarily and after any consultations with an attorney or other advisor as you deem appropriate.

6. No Authority and Agreement to Cooperate. As of the Separation Date, you shall have no authority to obligate the Company in any manner and shall not enter into any contracts on the Company's behalf. You and the Company shall not make any representation, warranty, or other statement, or take any action, that may be construed by a third party to indicate that you have authority to obligate the Company or to enter into a contract on the Company's behalf. Notwithstanding your termination of employment, for a period of six (6) months after the Separation Date, you agree to provide reasonable cooperation to the Company as set forth in Section 7 of the Separation Agreement.

7. Non-Admission of Wrongdoing. This Release Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Releasees have acted wrongfully with respect to you. Each of the Releasees specifically denies and disclaims any such liability or wrongful acts. Likewise, this Release Agreement shall not in any way be construed as an admission of liability or as an admission that you have acted wrongfully with respect to any of Releasees.

8. Entire Agreement. This Release Agreement together with the Separation Agreement constitutes the parties' entire agreement and supersedes any prior agreements or understandings between the you and the Releasees except as otherwise set forth therein. You acknowledge that you enter into this Release Agreement without reliance on any written or oral promise or representation, other than those contained in this Release Agreement. Nothing in this Release Agreement extinguishes your post-employment obligations regarding protection of Company confidential information or post-employment non-solicitation or nondisclosure obligations.

9. Severability. The Company and you agree that, if any term of this Release Agreement shall be determined by a court to be void or unenforceable, the remaining provisions will remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Release Agreement; provided, however, that if one or either of Sections 1 or 4 above are held to be illegal, void, or unenforceable, you agree to promptly execute a valid General Release and Waiver and/or Confidentiality Agreement in favor of the Company and the Releasees.

10. Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

11. Venue and Applicable Law. The laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Release Agreement. Subject to the arbitration provisions of Section 8 of the Employment Agreement, which shall continue in full force and effect, the parties further agree to submit to the jurisdiction of the federal and state courts sitting in Tarrant County, Texas, for all purposes relating to the validity, interpretation, or enforcement of this Release Agreement, including, without limitation, any application for injunctive relief.

12. Remedies. Any material breach by you of the terms and conditions contained in this Release Agreement shall give the Company the right to discontinue the performance of any unperformed duties and obligations under this Release Agreement or the Separation Agreement to the extent permitted by applicable law, and shall entitle the Company to legal, injunctive, or other equitable relief on account of such breach.

13. Waiver. If you breach any term of the Agreement, any delay by the Company to enforce the Agreement shall not be deemed a waiver, acceptance, or acquiescence. No waiver shall bind the Company unless supported by consideration, executed in writing, and delivered to you by an authorized Company officer.

14. Attorneys' Fees. You understand and agree that in any dispute between the Company and you regarding the terms of this Release Agreement, the Separation Agreement, and/or any alleged breach thereof, that the prevailing party will be entitled to recover its costs and reasonable attorneys’ fees out of such dispute, provided that such recovery is not otherwise prohibited by law.

15. Review Period, Execution, and Revocation. You acknowledge that you had at least 21 calendar days from your receipt of this Release Agreement to consider whether to accept its terms. You agree that changes to this Release Agreement, whether material or immaterial, do not restart the running of the 21-day period. After signing the Release Agreement and returning it to the Company’s Assistant General Counsel (elizabeth.fitch@pfholdingscorp.com), you will have seven (7) calendar days to consider whether to revoke it. The Agreement will not be effective until the expiration of seven (7) calendar days after you sign the Agreement without revoking it. You acknowledge that this Release Agreement will become effective, fully enforceable and irrevocable after the expiration of seven (7) days after your signing of this Release Agreement ("Effective Date").

You understand that in order to be eligible for the Separation Payments described in Section 2 of the Separation Agreement, you must sign and return this Release Agreement to the Company’s Assistant General Counsel (elizabeth.fitch@pfholdingscorp.com) by 3:00 p.m. (Central Time), on June 6, 2024.

If you choose to revoke this Release Agreement, you must notify the Company in writing through the Company’s Chief Assistant General Counsel (elizabeth.fitch@pfholdingscorp.com) before the Effective Date.

16. Effective Period. This Release Agreement is null and void if: (i) you fail to execute and return it within 21 days of receipt; or (ii) you sign it within 21 days but revoke your execution within seven (7) calendar days after signing it.

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IN WITNESS WHEREOF, this Confidential Severance Agreement and General Release has been executed by each of the listed parties as of the dates below.

LANCE TURNER Signature: /s/ Lance Turner Date: May 30, 2024	PROFRAC HOLDING CORP. Signature: /s/ Matthew D. Wilks By: Matthew D. Wilks Title: Executive Chairman Date: May 30, 2024